EXHIBIT 99

OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

For Immediate Release

OSG Announces Sale of Seven Tankers to Double Hull Tankers, Inc.

New York, NY - October 13, 2005 - Overseas Shipholding Group, Inc. (NYSE:  OSG) announced today that it agreed to sell seven tankers to Double Hull Tankers, Inc. (DHT) in connection with DHT's initial public offering announced earlier today. In consideration, Overseas Shipholding Group, Inc. (OSG) will receive $412.6 million in cash and 14 million shares of DHT common stock, representing a 47 percent equity stake in the new tanker concern. The total proceeds to OSG value the transaction at $580.6 million, net of fees and expenses. OSG will time charter the vessels from DHT for periods of five to six and one-half years with various renewal options up to an aggregate of five to eight years depending on the vessel. The transaction is immediately accretive to earnings.

The sale of the vessels underscores OSG's strategy of actively managing the balance between owned and chartered-in vessels in its fleet. The transaction will help OSG achieve its stated goal of returning to leverage ratios and liquidity levels that existed prior to the early-2005 acquisition of Stelmar Shipping Ltd. for $1.35 billion.

OSG expects to book a gain on the sale and charter back of these vessels in excess of $230 million in the fourth quarter of 2005. The gain will be deferred for accounting purposes and recognized as a reduction of time charter hire expense over the charter periods. The proceeds of the sale will be used to reduce debt. OSG plans to provide further guidance on the financial impact of the transaction for the fourth quarter and fiscal 2006 when it reports third quarter 2005 earnings on November 3, 2005.

The vessels sold to DHT include three VLCC and four Aframax tankers - all core ships in the OSG fleet - representing 928,600 and 413,800 deadweight tons, respectively (see additional information below). OSG will time charter these modern vessels from DHT for terms through October 2010 and April 2012, with extension options that run up to 14 and one-half years.

Vessel	Type	Dwt	Year Built	Initial Charter Expiration
Overseas Ann	VLCC	309,327	2001	Apr-2012
Overseas Chris	VLCC	309,285	2001	Oct-2011
Regal Unity	VLCC	309,966	1997	Apr-2011
Overseas Cathy	Aframax	112,028	2004	Jan-2012
Overseas Sophie	Aframax	112,045	2003	Jul-2011
Rebecca	Aframax	94,873	1994	Oct-2010
Ania	Aframax	94,848	1994	Oct-2010

A subsidiary of OSG has granted the underwriters an option to purchase an additional 2.4 million shares of common stock of DHT at the initial public offering price, less underwriting discounts and commissions payable by it, to cover over-allotments.

About OSG

Overseas Shipholding Group, Inc. (OSG) is a market leader in global energy transportation services. The Company owns and operates International Flag and U.S. Flag fleets that transport crude oil, petroleum products and dry bulk commodities throughout the world. The Company's modern fleet is comprised of 92 vessels aggregating 11.9 million deadweight tons. Organized in 1969 and headquartered in New York, New York, OSG also has offices in Athens, London, Manila, Newcastle and Singapore. More information about OSG is available at the Company's web site at http://www.osg.com.

CONTACT
Jennifer L. Schlueter
Vice President
Corporate Communications and Investor Relations
+1 212 578 1699

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